EXHIBIT 10.10

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is made as of January 28, 2014 by and between Duane Street Corp. (the “Company”), and John A. Lack (“Mr. Lack” or the “Consultant”).

WHEREAS, Consultant has significant experience in the music industry and with digital technology;

WHEREAS, Mr. Lack has been elected to serve as Chairman of the Company’s board of directors (the “Board”); and further

WHEREAS, the Company desires to retain Consultant on a consulting basis to provide strategic advisory services to the Company, and Consultant desires and agrees to provide the Company with such services, in each case on the terms and conditions herein set forth.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Engagement; Term; No Regulated Activity.

(a) The Company hereby engages Consultant, and Consultant hereby accepts such engagement, to provide to the Company the strategic advisory consultancy services described on Schedule A hereto (the “Services”). The Services will be provided on a non-exclusive basis, and the Company may retain other third parties to perform the Services or any similar services during the Term (as defined below). Consultant shall report directly the Company’s Chief Executive Officer.

(b) This Agreement shall have a term (the “Term”) of twelve (12) months commencing January 28, 2014 (the “Effective Date”). At the conclusion of the Term, this Agreement will terminate and be of no further force and effect, unless renewed with the written agreement of the Company and the Consultant.

2. Consideration.

(a) As consideration for Mr. Lack’s position as Chairman of the Board and for the Services to be provided by Consultant to the Company, during the Term, the Company will pay to Consultant one hundred twenty five thousand dollars ($125,000) annually (the “Fee”). The Fee represents the total compensation payable.

(b) Mr. Lack shall be entitled to:

(i) On the date hereof, a 4 year option to purchase 24,237 pre-split (400,000 post-split) shares of the Company’s common stock at a purchase price of $16.503906 pre-split ($1.00 post-split) per share (the “Option”), twenty five percent of which shall vest on the date which is one year from the date hereof, and the remainder shall vest pro rata on a monthly basis for the term of the Option; and

(ii) 4 year options to purchase up to 24,237 pre-split (400,000 post-split) shares of the Company’s common stock at a purchase price based upon value of common stock on the date of grant which shall be granted upon the achievement of certain milestones of the Company to be determined by the Board of Driectors of the Company.

(c) In addition, the Company shall reimburse Mr. Lack for any pre-approved expenses related to his role as Chairman of the Board or in connection with the provision of the Services.

(d) Consultant shall be solely responsible for the payment of all federal, state and local taxes, withholdings and/or other assessments or deductions required to be paid by any applicable law or regulation based upon Consultant’s receipt of the consideration hereunder.

3. Independent Contractor. The relationship of Consultant with the Company is that of an independent contractor and Consultant shall not be considered an employee of the Company. Consultant will not make any binding representations about the Company, nor shall it act as the Company’s agent, nor shall it have any right or authority whatsoever to propose or accept, in the name and on behalf of the Company, any representation, undertaking, guarantee, promise, agreement, contract or any other kind of an obligation.

4. No Assignment. Consultant shall not assign any of its rights or obligations under this Agreement without the prior written consent of the Company.

5. Governing Law; Venue. This Agreement shall be governed by the laws of the State of New York, without regard to the conflicts of laws principles thereof. Each of Consultant and the Company: (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement and/or the transactions contemplated hereby shall be instituted only in either New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of Consultant and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process pursuant to the laws of the State of New York shall be deemed in every respect effective service of process upon Consultant or the Company, as the case may be.

6. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understandings between the parties with respect thereto, whether written or oral. In addition, any amendment or modification of this Agreement will only be effective or binding unless reduced to writing and executed by both parties hereto.

7. Execution and Counterparts. This Agreement may be executed in two counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

IN WITNESS WHEREOF, the parties hereto have signed this Consulting Agreement on the date first above written.

Duane Street Corp.	John A. Lack

/s/ Thomas Brophy	/s/ John A. Lack
Name: Thomas Brophy Title: Chief Executive Officer	Name: John A. Lack Title: Consultant

Schedule A

Services

Consultant shall perform the following Services during the Term:

1.	Assist with the development and execution of the Company’s brand, marketing and sales strategies.

2.	Assist with development of the design of the user interface and user experience of Company’s applications, including (amongst others) the Company’s music streaming application.

3.	Use existing relationships with music companies, including Universal Music Group, Sony Music Entertainment, Warner Music Group (among others) to negotiate licensing arrangements for the Company.

4.	Advise on the selection and hire of senior executives for the Company.

5.	Assist the Company in its financing activities.